Exhibit 10.2

Intersil Corporation
7585 Irvine Center Drive, Suite 100
Irvine, California 92618

May 10, 2002

Mr. Richard M. Beyer

Employment Agreement

Dear Rich:

            Intersil Corporation (“ Intersil ”) is pleased to offer you the position of President and Chief Executive Officer of Intersil on the terms set forth below, effective immediately upon consummation of the Merger of Intersil and Elantec Semiconductor, Inc. (“ Elantec ”) pursuant to the Agreement and Plan of Merger (the “ Merger Agreement ”), dated March 10, 2002, among Intersil, Elantec and Echo Acquisition, Inc.

            1.    Position; Term.

            (a)   You will be employed by Intersil as its President and Chief Executive Officer effective on the Closing Date (as defined in the Merger Agreement) of the Merger (the “ Commencement Date ”) and continuing until December 31, 2004, unless sooner terminated in accordance with Section 6 hereof (the “ Initial Term ”). The Initial Term will be automatically extended for successive 1 year periods beginning January 1, 2005 unless either party gives prior written notice of non-renewal to the other party on or prior to October 1st of the preceding calendar year, or unless your employment is otherwise terminated in accordance with Section 6 hereof (the Initial Term and any such extensions being your “ Term of Employment ”).

            (b)   You will have overall responsibility for the management of Intersil and will report directly to its Board of Directors. During your Term of Employment, you will also be appointed to the Board of Directors of Intersil. You will be expected to devote your full working time and attention to the business of Intersil and its subsidiaries, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intersil or its subsidiaries. You will also be expected to comply with and be bound by Intersil’s operating policies, procedures and practices that are from time to time in effect during your Term of Employment. Your principal location of employment will be at Intersil’s offices in Irvine, California.

            2.    Base Salary . Your initial base salary will be $550,000 per year, payable in accordance with Intersil’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time, in the sole discretion of the Compensation Committee, but in any event such compensation shall not be reduced below $550,000 per year during your Term of Employment (“ Base Salary ”).

            3.    Bonus . You will be eligible to receive a target annual bonus of up to 100% of your Base Salary (“ Target Bonus ”), to be determined on an annual basis by and at the sole discretion of the Compensation Committee or the Board of Directors of Intersil.

            4.    Equity Compensation.

            (a)   The Compensation Committee of Intersil’s Board of Directors shall grant you stock options to purchase 600,000 shares of Intersil Class A Common Stock (the “ New Intersil Options ”) at an exercise price equal to the closing price of Intersil Class A Common Stock as quoted on the NASDAQ on the Commencement Date. The

 Richard M. Beyer
May 10, 2002

            New Intersil Options will vest over a 4 year period beginning on the Commencement Date, with 25% of the New Intersil Options vesting on the first anniversary of the Commencement Date and 6.25% of the New Intersil Options vesting in equal quarterly installments thereafter if you have remained continuously employed by Intersil during such periods. Subject to the terms and conditions set forth in Section 7 hereof, all other terms and conditions of the New Intersil Options will be in accordance with Intersil’s equity compensation plan and Intersil’s standard terms and conditions for option grants to its executive officers. The grant of the New Intersil Options will be the only options granted to you during calendar year 2002. In calendar year 2003, you will be granted options to purchase a minimum of 200,000 shares of Intersil Class A Common Stock in the aggregate (made by quarterly grants at exercise prices equal to the fair market value of Intersil Class A Common Stock at the time of grant in accordance with Intersil’s past practices), provided that you remain employed hereunder as Chief Executive Officer at the time of each quarterly grant.

            (b)   All of your shares of restricted Elantec Common Stock will be fully vested as of the Commencement Date and shall no longer be subject to any repurchase rights of Intersil or Elantec. Your shares of Elantec Common Stock will be converted into 1.24 shares of Intersil Class A Common Stock and $8.00 cash per share in accordance with the terms and conditions of the Merger Agreement. Your Restricted Stock Purchase Agreement with Elantec dated July 12, 2000 shall also terminate on the Commencement Date.

            (c)   All of your outstanding options to purchase Elantec Common Stock will be converted into options to purchase Intersil Class A Common Stock based on the Option Exchange Ratio (as defined in the Merger Agreement) and will have the exercise prices and other terms provided for in the Merger Agreement (the “ Existing Options ” and together with the New Intersil Options, the “ Intersil Options ”).

            5.    Other Benefits . You will be eligible for the normal vacation, health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intersil senior executives of similar rank and status.

            6.    Employment and Termination . Your Term of Employment may be terminated by you or by Intersil at any time for any reason as follows:

            (a)   You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without reason ( “Voluntary Termination” );

            (b)   You may terminate your employment upon written notice to the Board of Directors at any time in your discretion because of (i) any material and substantial diminution of your duties and authorities or a demotion from the office of Chief Executive Officer and/or removal of your position as a Director of Intersil or (ii) any failure by Intersil to comply with the terms of this Employment Agreement, which failure is not cured within 30 days from the date you send notice to Intersil of such non-compliance (“ Involuntary Termination ”).

            (c)   Intersil may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is “Cause” for such termination ( “Termination for Cause” ). “ Cause ” means (i) your conviction of a felony which constitutes a crime involving moral turpitude and results in harm to Intersil or any of its affiliates; (ii) a judicial determination that you have committed fraud, misappropriation or embezzlement against any person; or (iii) your willful or gross and repeated misconduct in the performance of your duties in each instance so as to cause material harm to Intersil or any of its affiliates.

            (d)   Intersil may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ( “Termination without Cause” ); and

            (e)   Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

Richard M. Beyer
May 10, 2002

In no event shall the expiration of the Initial Term or the Term of Employment (giving effect to any extension of the Initial Term), by virtue of either party’s having given notice of non-renewal pursuant to Section 1(a) hereof, constitute Termination without Cause, an Involuntary Termination or Termination for Death or Disability. Upon any termination or expiration of your employment with Intersil, if requested by Intersil, you shall resign from the Board of Directors of Intersil.

            7.    Separation Benefits . Upon termination of your employment with Intersil for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Elantec’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination (except to the extent you are entitled to benefits under your Executive Change in Control Severance Benefits Agreement with Intersil dated the date hereof (the “ Severance Benefits Agreement ”), in lieu of any benefits provided below, in the event of a Covered Termination (as defined in the Severance Benefits Agreement)).

            (a)   In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of restricted stock or options.

            (b)   In the event of your Involuntary Termination or Termination without Cause, you will be: (i) entitled to a single lump sum severance payment equal to 12 months of your Base Salary then in effect (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) entitled to a single lump sum payment equal to a pro-rata portion (based on the number of days you were employed by Intersil during the calendar year of termination divided by 365) of your Target Bonus for the year of termination, without regard to satisfaction of any target performance objectives, payable within 30 days following your termination; (iii) granted full acceleration of vesting on all of your Intersil Options or any other equity grants made by Intersil to you after the Commencement Date; and (iv) you will have (x) twelve (12) months from your termination date (or the remaining term of the applicable option grant if shorter than 12 months) to exercise any outstanding Existing Options and (y) twenty-four (24) months from your termination date (or the remaining term of the applicable option grant if shorter than 24 months) to exercise any outstanding New Intersil Options or any other option grants made by Intersil to you after the Commencement Date.

            (c)   In addition to the benefits set forth in subsection (b) above, in the event of your Involuntary Termination, or Termination without Cause (as defined in this subsection (c) below), on or before the date twelve (12) months following the Commencement Date, you will be: (i) entitled to a single lump sum payment of $200,000 (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; and (ii) eligible to continue your benefits providing for coverage or payment in the event of your (or your covered dependents’) death, disability, illness or injury that were provided to you, whether taxable or non-taxable and whether funded through insurance or otherwise (the “ Welfare Benefits ”) under any Welfare Benefits plan or program maintained by Intersil on the same terms and conditions (including cost to you) as in effect immediately prior to your termination for a period of one (1) year following your termination. With respect to any Welfare Benefits provided through an insurance policy, Intersil’s obligation to provide such Welfare Benefits following your termination shall be limited by the terms of such policy; provided that (A) Intersil shall make reasonable efforts to amend such policy to provide the continued coverage described in this subsection (c), and (B) if a policy providing health benefits is not amended to provide the continued benefits described in this subsection (c), Intersil shall pay for the cost of comparable replacement coverage (or Medigap insurance if you qualify for Medicare) until the end of the one year period following your termination. Additionally, Intersil shall reimburse you for any income tax liability due as a result of the provision of Welfare Benefits under this subsection (c) (and as a result of any payments due under this provision) in order to put you in the same after-tax position as if no taxable Welfare Benefits had been provided.

Richard M. Beyer
May 10, 2002

            Solely for purposes of this Section 7(c), “Termination without Cause” shall mean Intersil’s termination of your employment at any time on or before the date twelve (12) months following the Commencement Date for any reason other than fraud, misappropriation or embezzlement by you which results in material loss, damage or injury to Intersil as determined by a resolution passed by at least a 3/4 vote of the Board of Directors (excluding you if you are a member at such time) that you were guilty of such conduct and specifying the particulars thereof in detail.

            (d)   In the event of your Termination for Death or Disability, you will be: (i) entitled to a single lump sum severance payment equal to 12 months of your Base Salary then in effect (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) entitled to a single lump sum payment equal to a pro-rata portion (based on the number of days you were employed by Intersil during the calendar year of termination divided by 365) of your Target Bonus for the year of termination, without regard to satisfaction of any target performance objectives, payable within 30 days following your termination; and (iii) you will be (x) granted full acceleration of vesting on all of your Existing Options and (y) credited with twelve (12) additional months of employment service after your termination date for purposes of your vesting with respect to the New Intersil Options or any other equity grants made by Intersil to you after the Commencement Date.

            (e)   If all or any portion of the amounts payable or benefits provided to you under this Employment Agreement or otherwise (other than payments pursuant to this Section 7(e)) are deemed to be “excess parachute payments” made in connection with the Merger and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Intersil shall pay you the amount of any such excise tax; provided, however, that no payment shall be made under this subsection (e) to the extent that it would reduce your after-tax income.

            (f)   No payments due you hereunder shall be subject to mitigation or offset.

            8.    Indemnification Agreement . Effective on the Commencement Date, Intersil hereby assumes and agrees to be bound by the terms and conditions of the Indemnification Agreement you entered into with Elantec.

            9.    Proprietary Information Agreement . Effective on the Commencement Date, you hereby acknowledge and agree that your Agreement Regarding Proprietary Information and Inventions you entered into with Elantec shall inure to the benefit of Intersil, and shall be fully enforceable by, and apply in all respects with respect to, Intersil.

            10.    Non-compete/Non-solicitation.

            (a)   During your Term of Employment and for one year thereafter, you will not engage in any activity which is directly competitive with the business of Intersil or its subsidiaries and you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intersil or its subsidiaries to terminate his or her employment with Intersil or its subsidiaries. The non-compete covenant in the preceding sentence shall apply in the geographic areas of: (i) the counties of Santa Clara, San Mateo, San Diego, Orange and San Francisco counties of California; (ii) California; (iii) the United States of America; and (iv) the world.

            (b)   If the provisions of this Section 10 should ever be adjudicated to exceed any maximum time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law. You acknowledge that the provisions of this Section 10 are, in view of the nature of the business of Intersil and its subsidiaries, reasonable and necessary to protect the legitimate interests of Intersil and its subsidiaries and that any violation of this Section 10 may result in irreparable injury to Intersil or its subsidiaries entitling Intersil to temporary or permanent injunctive relief, without the necessity of proving actual damages, which rights shall be

Richard M. Beyer
May 10, 2002

cumulative with and in addition to any other rights or remedies to which Intersil may be entitled hereunder or at law or in equity.

            11.    Arbitration . The parties agree that any dispute regarding the interpretation or enforcement of this Employment Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“ JAMS ”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

            12.    Miscellaneous .

            (a)    Effectiveness of Agreement . This Employment Agreement shall be deemed effective at the Effective Time (as defined in the Merger Agreement) of the Merger. If the Merger does not occur and the Merger Agreement is terminated, this Employment Agreement shall have no force or effect and shall be void ab initio.

            (b)    Authority to Enter into Agreement . Intersil represents that it is has duly authorized the execution and delivery of this Employment Agreement on behalf of Intersil.

            (c)    Absence of Conflicts; Termination of Prior Agreement . You represent that upon the Commencement Date your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party. Upon the Commencement Date, your prior employment agreement with Elantec dated July 12, 2000 (the “ Prior Agreement ”) and your Executive Change in Control Severance Benefits Agreement with Elantec dated February 13, 2001, as amended, shall terminate and be of no further force or effect without any liabilities of the parties thereto or Intersil or its affiliates.

            (d)    Attorneys Fees . If a legal action or other proceeding is brought for enforcement of this Employment Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

            (e)    Successors . This Employment Agreement is binding on and may be enforced by Intersil and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intersil or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intersil’s obligations under this Employment Agreement.

            (f).    Notices . Notices under this Employment Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intersil in writing. Notices to Intersil will be addressed to its General Counsel at Intersil’s corporate headquarters.

            (g).    Waiver . No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of Intersil duly authorized by its Board of Directors. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

            (h).    Entire Agreement . This Employment Agreement, including such other agreements expressly referred to herein and including the applicable stock option plans, option agreements and related documents with respect to your equity grants, and your Executive Change of Control Severance Benefits Agreement with Intersil dated the date hereof, represent the entire agreement between us concerning the subject matter of your employment by

Richard M. Beyer
May 10, 2002

Intersil, and expressly supersede all other promises or understandings, oral or written, including without limitation the Prior Agreement.

            (i)    Governing Law . This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

                         Severability . If any portion of this Employment Agreement shall be determined to be unenforceable, the remaining provisions of this Employment Agreement shall remain in force.

            Rich, we very much look forward to your joining Intersil as its President and Chief Executive Officer. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

Sincerely, INTERSIL CORPORATION
By:	/s/ Stephen M. Moran

Name: Stephen M. Moran Title: Vice President

Acknowledged and Agreed:
/s/ Richard M. Beyer

Richard M. Beyer